Lake Shore Bancorp, Inc. Reports Second Quarter 2019 and Year to Date Earnings and Declares Dividend

DUNKIRK, N.Y.— July 24,  2019—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the second quarter of 2019 and the six months ended June 30, 2019.

2019 Second Quarter and Year to Date Highlights:

•

Net interest income increased $276,000, or 6.3%, for the second quarter 2019 when compared to the second quarter 2018 primarily due to a $36.6 million, or 22.7%, increase in average commercial real estate loans during the three months ended June 30, 2019 as compared to the three months ended June 30, 2018;

•

Net interest income increased $482,000, or 5.5%, for the six months ended June 30, 2019 when compared to the six months ended June 30, 2018 primarily due to a $27.5 million, or 17.3%, increase in average commercial real estate loans during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018;

•	Total assets at June 30, 2019 increased $32.3 million, or 5.9%, to $578.1 million when compared to December 31, 2018;
•

Loans receivable, net increased $47.7 million, or 12.2%, to $440.2 million at June 30, 2019 from $392.5 million at December 31, 2018 primarily due to commercial real estate and construction loan growth of $47.5 million, or 27.5%, during the six months ended June 30, 2019;

•	Total deposits grew by $25.0 million, or 5.8%, to $457.5 million at June 30, 2019 when compared to December 31, 2018; and
•	Dividends paid per share increased 20.0% to $0.24 per share for the six months ended June 30, 2019 as compared to $0.20 per share for the six months ended June 30, 2018.

Net income for second quarter 2019 was $805,000, or $0.13 per diluted share, as compared to second quarter 2018 net income of $1.0 million, or $0.16 per diluted share. Second quarter 2019 net income reflected a $235,000 increase in provision for loan losses resulting from growth in the loan portfolio, a $165,000 increase in non-interest expense and a $111,000 decrease in non-interest income which was partially offset by a $276,000 increase in net interest income and a $34,000 decrease in income tax expense when compared to the second quarter of 2018.

Net income for the six months ended June 30, 2019 was $1.7 million, or $0.28 per diluted share, as compared to $1.9 million, or $0.32 per diluted share, for the six months ended June 30, 2018. Net income for the six months ended June 30, 2019 reflected a $410,000 increase in non-interest expense, a $235,000 increase in provision for loan losses resulting from loan growth, and a $112,000 decrease in non-interest income which was partially offset by a $482,000 increase in net interest income and a $36,000 decrease in income tax expense when compared to the six months ended June 30, 2018.

“We continue to execute our strategic growth plan, as marked by this quarter’s significant increase in commercial loans, resulting in a 12.2% increase in the loan portfolio since December 31, 2018,” stated Daniel P. Reininga, President and Chief Executive Officer. “Our net interest income continues to improve as we focus on building long-term value via a strengthened presence in our market area as illustrated by a 5.8% year to date increase in deposits, improvement in asset quality levels and quarter over quarter increases in loan interest income.  While the interest rate environment and flattening yield curve continue to present challenges, we remain focused on providing lending opportunities to local business owners to create economic growth in our market areas, while maintaining strong underwriting standards and risk tolerances.”

Net Interest Income

Second quarter 2019 net interest income increased $276,000, or 6.3%, to $4.7  million compared to second quarter 2018.  Net interest income for the six months ended June 30, 2019 increased $482,000, or 5.5%, to $9.2 million compared to the six months ended June 30, 2018.

Interest income for the second quarter of 2019 was $6.0 million, an increase of $685,000, or 13.0%, compared to second quarter 2018.  The increase was attributable to a $25.2 million, or 5.1%, increase in the average balance of interest-earning assets and a 32 basis points increase in the average yield on interest-earning assets. The increase in the average balance and average yield of interest-earning assets was primarily due to growth in commercial real estate, residential, one- to four-family real estate and home equity loans, partially offset by a decrease in commercial business loans.

Interest income for the six months ended June 30, 2019 was $11.6 million, an increase of $1.2 million, or 11.9%, compared to the six months ended June 30, 2018.  The increase was attributable to a $23.1 million, or 4.7%, increase in the average balance of interest-earning assets and a 29 basis points increase in the average yield on interest-earning assets. The increase in the average balance and average yield of interest-earning assets was primarily due to growth in commercial real estate, residential, one- to four-family real estate and home equity loans, partially offset by a decrease in commercial business loans.

2019 second quarter interest expense was $1.3 million, an increase of $409,000, or 47.6%, from $860,000 for the 2018 second quarter. The increase was primarily due to a 55 and 35 basis points increase, respectively, in the average interest rate paid on time deposits and money market accounts as a result of an increase in short term interest rates since June 30, 2018.  The increase in interest paid on deposit accounts was also due to a $23.2 million increase in average deposits during the 2019 second quarter as compared to the 2018 second quarter.

Interest expense for the six months ended June 30, 2019 was $2.4 million, an increase of $757,000, or 46.3%, from $1.6 million for the six months ended June 30, 2018. The increase was primarily due to a 51 and 38 basis points increase, respectively, in the average interest rate paid on time deposits and money market accounts as a result of an increase in short term interest rates since June 30, 2018.  The increase in interest paid on deposit accounts was also due to a $23.6 million increase in average deposits during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018.

Non-Interest Income

Non-interest income was $546,000 for the second quarter of 2019, a decrease of $111,000, or 16.9%, as compared to the same quarter in the prior year. The decrease was due to unrealized losses on equity securities and a derivative contract, lower recoveries on previously impaired securities, lower service charges and fees and other income which were partially offset by an increase in earnings on bank owned life insurance.

Non-interest income was $1.1 million for the six months ended June 30, 2019, a decrease of $112,000, or 9.0%, as compared to the six months ended June 30, 2018. The decrease was due to unrealized losses on a derivative contract, lower recoveries on previously impaired securities and lower service charges and fees which were partially offset by an increase in earnings on bank owned life insurance and unrealized gains on equity securities.

Non-Interest Expense

Non-interest expense was $3.9 million for the second quarter of 2019, an increase of $165,000, or 4.4%, as compared to the same quarter in the prior year. The current year second quarter had higher expenses for salary and benefits, occupancy and equipment, advertising, data processing and professional services, which were partially offset by a decrease in other expenses.

Non-interest expense was $8.0 million for the six months ended June 30, 2019, an increase of $410,000, or 5.4%, as compared to the six months ended June 30, 2018. The six months ended June 30, 2019 had higher expenses for salary and benefits, occupancy and equipment, advertising, professional services and data processing, which were partially offset by a decrease in other expenses.

Asset Quality

The provision for loan losses for the second quarter of 2019 was $350,000 as compared to $115,000 for the second quarter of 2018. The significant increase in the provision expense was primarily due to additional reserves required as a result of a  $39.1  million, or 9.8%, quarter to date increase in loans receivable, net during the second quarter of 2019.

The provision for loan losses for the six months ended June 30, 2019 was $425,000, as compared to $190,000 for the six months ended June 30, 2018. The significant increase in the provision expense was primarily due to additional reserves required due to the year to date increase in loans receivable, net of $47.7 million, or 12.2%, during the six months ended June 30, 2019.

Non-performing loans as a percent of total net loans decreased to 0.77% at June 30, 2019 as compared to 0.82% at December 31, 2018. The Company’s allowance for loan losses as a percent of total net loans was 0.88% at June 30, 2019 and December 31, 2018.

Balance Sheet Summary

Total assets at June 30, 2019 were $578.1 million, a $32.3 million, or 5.9%, increase as compared to $545.7 million at December 31, 2018. Loans receivable, net at June 30, 2019 were $440.2 million, a $47.7 million, or 12.2%, increase as compared to $392.5 million at December 31, 2018. The increase in total loans was primarily due to an increase in commercial real estate and commercial construction loans. Total deposits at June 30, 2019 were $457.5 million, an increase of $25.0 million, or 5.8%, compared to $432.5 million at December 31, 2018. The increase in deposits was primarily due to an increase in time deposits, checking and savings accounts.

Stockholders’ equity at June 30, 2019 was $81.7  million as compared to $79.8 million at December 31, 2018.  The increase in stockholders’ equity was primarily attributed to year to date net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases.

Dividends Declared

The Company’s Board of Directors approved a $0.12 per share cash dividend on the Company’s common stock on July 24, 2019, payable on August 16, 2019, to shareholders of record as of August 5, 2019. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 61.1%, of the Company’s total outstanding stock as of July 24, 2019, has elected to receive $0.06 per share of the dividend on its shares and waive receipt of $0.06 per share of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $15.00 on July 23, 2019, which implied a dividend yield for the Company’s common stock of 3.20%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2019	2018
	(Unaudited)
	(Dollars in thousands)

Total assets	$578,052	$545,708
Cash and cash equivalents	21,777	30,751
Securities available for sale	78,390	86,193
Loans receivable, net	440,175	392,471
Deposits	457,472	432,458
Short-term borrowings	8,000	-
Long-term debt	21,650	24,650
Stockholders’ equity	81,664	79,804

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,952	$5,267	$11,614	$10,375
Interest expense	1,269	860	2,393	1,636
Net interest income	4,683	4,407	9,221	8,739
Provision for loan losses	350	115	425	190
Net interest income after provision for loan losses	4,333	4,292	8,796	8,549
Total non-interest income	546	657	1,135	1,247
Total non-interest expense	3,947	3,782	7,950	7,540
Income before income taxes	932	1,167	1,981	2,256
Income tax expense	127	161	278	314
Net income	$805	$1,006	$1,703	$1,942
Basic earnings per share	$0.13	$0.17	$0.28	$0.32
Diluted earnings per share	$0.13	$0.16	$0.28	$0.32
Dividends declared per share	$0.12	$0.10	$0.24	$0.20

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Unaudited)

Return on average assets(1)	0.57%	0.75%	0.61%	0.74%
Return on average equity(1)	3.95%	5.12%	4.20%	4.94%
Average interest-earning assets to average interest-bearing liabilities	124.72%	125.65%	124.53%	125.76%
Interest rate spread	3.34%	3.36%	3.36%	3.39%
Net interest margin	3.58%	3.54%	3.59%	3.56%

(1) Annualized

	June 30,	December 31,
	2019	2018
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.77%	0.82%
Non-performing assets as a percent of total assets	0.71%	0.71%
Allowance for loan losses as a percent of total net loans	0.88%	0.88%
Allowance for loan losses as a percent of non-performing loans	114.43%	107.15%

	June 30,	December 31,
	2019	2018
	(Unaudited)

Share Information:
Common Stock, number of shares outstanding	5,957,890	6,004,664
Treasury Stock, number of shares held	869,851	823,077
Book value per share	$13.71	$13.29